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                                                                   EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post Effective Amendment No. 2 to Registration Statement No. 333-3222 of our report dated February 21, 1996 relating to the financial statements of Dean Witter Spectrum Balanced L.P., Dean Witter Spectrum Strategic L.P. and Dean Witter Spectrum Technical L.P., and our report dated March 1, 1996 (except for Note 1, for which the date is March 31, 1996) relating to the statements of financial condition of Demeter Management Corporation appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

October 9, 1996